Exhibit 23.1



                        INDEPENDENT AUDITORS' CONSENT


 We consent to the incorporation by reference in Registration Statement No. 333-71077 of First Cash Financial Services, Inc. on Form S-3 and Registration Statement No. 333-73391 on Form S-8 of our report dated January 29, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption effective January 1, 2002 of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and change in method of accounting for income recognition on pawns in 2000), appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc. for the year ended December 31, 2002.



 DELOITTE & TOUCHE LLP
 Fort Worth, Texas
 March 24, 2003